Filed pursuant to Rule 433. Registration Statement Nos. 333-184147 and
333-184147-01.

RBS Exchange Traded Notes

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RBS Rogers Enhanced Industrial Metals ETN (RGRI)

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ETN Overview:

The RBS Rogers Enhanced Industrial Metals Exchange Traded Notes ("RBS ETNs")
track the RICI Enhanced(SM) Industrial Metals Total Return Index (the "Index")
which provides exposure to six commodities in the industrial metals futures market, plus the rate of interest that could be earned on cash collateral invested in Treasury Bills. The Index, designed in cooperation with prominent stock market and commodities investor Jim Rogers and RBS, attempts to track price changes for industrial metals commodities.

RICI Enhanced(SM) Industrial Metals Total Return Index Features

Strategy: The RBS ETNs are designed to provide commodity exposure on the basis of expected economic global demand. By investing in futures contracts with varying maturities, the Index seeks to maximize returns when there are signi[]cant price differences between near-dated and future- dated commodity contracts. This is unlike many commodity-linked investments in the market today which invest solely in front month contracts. A special rollover calendar de[]nes speci[]c selection criteria for each commodity contract, including term structure, and liquidity.

Commodity weightings: The individual commodity weightings are determined on the basis of the expected economic global demand for each commodity.

Rebalancing: The commodity weightings are reset to their target weights on a semi-annual basis.

Rules-based: Yes. The Index applies a rollover calendar to select contracts for each commodity.

Index Committee: Jim Rogers and the Index Committee annually review and adjust, as necessary, the composition of the Index. The objective of the Index is to track the price of commodities worldwide.

Determining the rollover calendar for individual commodities

All available futures contracts

Filtering criteria applied based on liquidity

Contracts are selected according to the individual rollover calendar for each commodity. Rollover based on liquidity and futures curves. (term structure)

Index Performance and Standard Deviation -- as of 12/31/12

                                                 ANNUALIZED ANNUALIZED
                             3-MONTH YTD  1-YEAR   3-YEAR   SINCE 10/31/07
                               (%)   (%)   (%)       (%)        (%)(1)
---------------------------- ------- ---- ------ ---------- --------------
RICI Enhanced(SM) Industrial
Metals Total Return Index     -1.76  3.77  3.77     -1.53      -1.07
SandP GSCI([R]) Industrial
Metals Total Return Index     -3.35  1.37  1.37     -2.78      -3.09
DBIQ Optimum Yield
Industrial Metals Total       -3.09  2.94  2.94     -4.45      -1.79
Return Index[]

STD. DEVIATION
   1-YEAR
     (%)(2)
--------------

   17.87

   19.21

   18.92

You can not invest directly in an index. The above []gures do not take fees into account. (1)The Index is a total return version of the RICI Enhanced(SM)
Industrial Metals Excess Return Index, which means that the level of the Index incorporates interest that could have been earned on cash collateral invested in
3-month U.S. Treasury bills. Source: RBS

Not FDIC Insured. May Lose Value.

RBS ETN Details
-------------------------------------------------
Ticker           RGRI
---------------- --------------------------------
Intraday         RGRI.IV
Indicative Value
Ticker
---------------- --------------------------------
CUSIP            78009P218
---------------- --------------------------------
ISIN             US78009P2184
---------------- --------------------------------
Primary          NYSE Arca
Exchange
---------------- --------------------------------
Annual Investor  0.95% per annum
Fee
(accrued on a
daily basis)
---------------- --------------------------------
Inception Date   10/25/2012
---------------- --------------------------------
Maturity         10/29/2042
---------------- --------------------------------
Issuer           The Royal Bank of Scotland plc
                 ("RBS plc")
---------------- --------------------------------
Guarantor        The Royal Bank of Scotland
                 Group plc ("RBSG").
---------------- --------------------------------
Repurchase at    You may offer your RBS ETNs
your option      to RBS plc for repurchase on
                 any business day on or prior to  10/21/2042,  provided that you offer a minimum of 20,000  RBS ETNs for any  single  repurchase and follow the procedures described in the pricing supplement.
---------------- --------------------------------
Early            We may  redeem  all of the  RBS
redemption       at ETNs at our discretion at any
our option       time on or prior to 10/22/2042.
---------------- --------------------------------
Daily            Upon early repurchase or
Redemption       redemption or at maturity, you
Value            will receive a cash payment
                 equal to the  daily  redemption  value  per RBS ETN.  The daily redemption  value  on  the  relevant  valuation  date  will  be published on www.rbs.com/etnus/rgri*.
---------------- --------------------------------
The ETNs         The RBS ETNs are  unsecured  and  senior  debt
                 obligations  of the  Issuer  and are fully and  unconditionally guaranteed by the Guarantor.
---------------- --------------------------------

* Information contained on our website is not incorporated by reference in, and should not be considered a part of, this document. (2)Based on daily returns.
Standard deviation is a measure of volatility, and illustrates the extent of variation (whether higher or lower) that exists from the average given set of results. A low standard deviation indicates that the results tend to be very close to the average result (a low degree of volatility). In contrast, a high standard deviation indicates that the results are spread out over a large range of outcomes (a high degree of volatility). Because the standard deviation is based on historical data, it may not predict variability in annualized performance of the RBS ETNs in the future.

To []nd out more Call toll free 855-RBS-ETPS or visit www.rbs.com/etnus

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Illustration of a $10,000 Investment in Each of the Below-Listed Indices --
10/31/07-12/31/12

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Returns are for illustrative purposes only and do not represent actual RBS ETN performance. Index performance returns do not re[]ect any annual investor fee or transaction cost. Past performance is not indicative of future results. You can not invest directly in any index. Source: Bloomberg. All indices are based to
$10,000 as of 10/31/2007.

Component Commodity Weightings -- as of 12/31/12

COMPONENT'S NAME TARGET WEIGHTS ACTUAL WEIGHTS
---------------- -------------- --------------
Aluminum         30.77%         30.67%
---------------- -------------- --------------
Copper           30.77%         30.36%
---------------- -------------- --------------
Zinc             15.38%         15.61%
---------------- -------------- --------------
Lead             11.54%         11.89%
---------------- -------------- --------------
Nickel           7.69%          7.35%
---------------- -------------- --------------
Tin              3.85%          4.11%
---------------- -------------- --------------
Total            100.00%        100.00%
---------------- -------------- --------------

Source: RBS, December 2012

The Index is rebalanced back to its target weightings in April and November.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount suf[]cient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The RBS ETNs and the Index do not provide exposure to spot prices of the relevant commodities and, consequently, may not be representative of an investment that provides exposure to the spot prices of the relevant commodities or buying and holding the relevant commodities. The prices of commodities are volatile and are affected by numerous factors. The Index may include futures contracts on non-U.S. exchanges and trading on such exchanges may be subject to different and greater risks than trading on U.S. exchanges. Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS plc and RBS Group have []led a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been []led by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).

The RBS ETNs are not sponsored, endorsed, sold or promoted by Beeland Interests
Inc. ("Beeland Interests"), James B. Rogers, Jr. or Diapason Commodities
Management SA ("Diapason").[] Neither Beeland Interests, James B. Rogers, Jr.
nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this document, or the advisability of investing in securities or commodities generally, or in the RBS ETNs or in futures particularly. "Jim Rogers", "James
Beeland Rogers, Jr.", "Rogers", "Rogers International Commodity Index", "RICI",
"RICI Enhanced", and the names of all other RICI Enhanced(SM) Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland
Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license.[] The personal names and likeness of Jim
Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers,
Jr.

NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES
OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS
INTERNATIONAL COMMODITY INDEX ("RICI"), THE RICI ENHANCED, ANY SUB-INDEX
THEREOF, OR ANY DATA INCLUDED THEREIN.[] SUCH PERSON SHALL NOT HAVE ANY
LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO
WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS
ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, THE RICI ENHANCED,
ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE RBS ETNS.[] NEITHER
BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR
AGENTS, MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS
ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE
WITH RESPECT TO THE RICI, THE RICI ENHANCED, ANY SUB INDEX THEREOF, OR ANY DATA
INCLUDED THEREIN.[] WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL
BEELAND INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS HAVE
ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR
CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.
The Index is calculated by NYSE Arca, Inc. ("NYSE Arca"), a wholly-owned subsidiary of NYSE Euronext. The RBS ETNs, which are based on the Index, are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in such product. NYSE
ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL
WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT
TO THE INDEX OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY
LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES
(INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Copyright [C] 2013 RBS Securities Inc. All rights reserved. RBS Securities Inc., a U.S. registered broker-dealer, member of FINRA and SIPC, is an indirect wholly-owned subsidiary of The Royal Bank of Scotland plc.

www.rbs.com/etnus | TOLL FREE: 855-RBS-ETPS | Not FDIC Insured. May Lose Value.
Dated January 16, 2013